Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2024 SECOND QUARTER RESULTS

NASHVILLE, Tenn., Aug. 31, 2023 --- Genesco Inc. (NYSE: GCO) today reported second quarter results for the three months ended July 29, 2023.

Second Quarter Fiscal 2024 Financial Summary

•
Net sales of $523 million decreased 2% compared to Q2FY23
•
Comps down 2%, with stores down 6% and direct up 14%
•
E-commerce sales represented 21% of retail sales compared to 18% last year
•
Gross margin improved 20 basis points
•
GAAP EPS from continuing operations was ($2.79) vs. $0.59 last year
•
Non-GAAP EPS from continuing operations was ($0.85)1 vs. $0.59 last year
•
Repurchased $22.9 million of stock or 8% of outstanding shares during Q2FY24, with $52.1 million remaining on the expanded share repurchase authorization announced in June 2023

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “As we expected, the operating environment remained challenging in the second quarter. However, relative to earlier this year, we were encouraged to see some improvement in the trend within our Journeys business as the quarter progressed, leading us to deliver results ahead of our prior expectations. In the meantime, Schuh and Johnston & Murphy continue to outperform, each delivering another quarter of record sales despite the challenging backdrop, and we continued to make progress on our plans to close roughly 100 Journeys stores and reduce costs by $40 million. Moving forward, I remain confident that we are implementing the right strategic initiatives to weather the current environment, including specific actions to elevate and accelerate Journeys performance and evolve it for the longer term to drive value in an even stronger competitive position.”

Vaughn continued, “Thus far in the third quarter, sales trends for the Back-to-School season improved a little further with consumers shopping when there is a reason and much closer to need. Given the ongoing lack of visibility into consumer demand patterns in the near-term and other pressures, we are maintaining our cautious view and reiterating our outlook for Fiscal 2024.”

__________________________

1Excludes a charge for asset impairments, net of tax effect in the second quarter of Fiscal 2024 (“Excluded Items”). A reconciliation of earnings (loss) and earnings (loss) per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings (loss) and earnings (loss) per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Second Quarter Review

Net sales for the second quarter of Fiscal 2024 of $523 million decreased 2% compared to $535 million in the second quarter of Fiscal 2023. The sales decrease compared to last year was driven by decreased store sales in Journeys Group and decreased wholesale sales, partially offset by a 14% increase in e-commerce comparable sales, strong store performance at Schuh and Johnston & Murphy and a favorable foreign exchange impact.

Comparable Sales

Comparable Same Store and Direct Sales:	2QFY24	2QFY23
Journeys Group	(11)%	(8)%
Schuh Group	17%	9%
Johnston & Murphy Group	12%	17%
Total Genesco Comparable Sales	(2)%	(2)%
Same Store Sales	(6)%	(2)%
Comparable Direct Sales	14%	(3)%

The overall sales decrease of 2% for the second quarter of Fiscal 2024 compared to the second quarter of Fiscal 2023 was driven by a decrease of 11% at Journeys and a 7% decrease at Genesco Brands, partially offset by an increase of 21% at Schuh and an increase of 4% at Johnston & Murphy. On a constant currency basis, Schuh sales were up 17% for the second quarter this year.

Second quarter gross margin this year was 47.7%, up 20 basis points compared with 47.5% last year. The increase as a percentage of sales compared to Fiscal 2023 is due primarily to increased markdowns at Journeys being offset by improved margins in all the remaining businesses.

Selling and administrative expense for the second quarter this year increased 380 basis points as a percentage of sales compared with last year. Adjusted selling and administrative expense for the second quarter this year increased 400 basis points as a percentage of sales compared with last year. The increase as a percentage of sales compared to Fiscal 2023 reflects the deleverage of expenses as a result of decreased revenue in the second quarter of Fiscal 2024.

The increase in expense was primarily related to a prior year reversal of performance-based compensation expense, along with increased compensation expense, and higher IT expenses to drive technology initiatives in the second quarter this year.

Genesco’s GAAP operating loss for the second quarter was ($38.6) million, or (7.4)% of sales this year, compared with operating income of $9.1 million, or 1.7% of sales in the second quarter last year. Adjusted for the Excluded Items in all periods, the operating loss for the second quarter was ($10.0) million this year compared to operating income of $10.0 million last year. Adjusted operating margin was (1.9)% of sales in the second quarter of Fiscal 2024 and 1.9% in the second quarter last year.

The effective tax rate for the quarter was 23.1% in Fiscal 2024 compared to 11.3% in the second quarter last year. The adjusted tax rate, reflecting Excluded Items, was 23.4% in Fiscal 2024 compared to 19.5% in the second quarter last year. The higher adjusted tax rate for the second quarter this year compared to the second quarter last year reflects that we are no longer subject to valuation allowance in certain jurisdictions.

GAAP loss from continuing operations was ($31.6) million in the second quarter of Fiscal 2024 compared to earnings from continuing operations of $7.7 million in the second quarter last year. Adjusted for the Excluded Items in all periods, the second quarter loss from continuing operations was ($9.6) million, or ($0.85) per share, in Fiscal 2024, compared to earnings from continuing operations of $7.7 million, or $0.59 per share, in the second quarter last year.

Impairment Charges

Due to a dispute with a Genesco Brands Group licensor regarding renewal of their current license in the normal course and based on the requirements of ASC 350, “Intangibles - Goodwill and Other,” the Company identified possible indicators of impairment in the second quarter of Fiscal 2024. As a result, the Company recognized the full impairment of goodwill in its Genesco Brands Group and recorded a non-cash impairment charge of $28.5 million pretax, or $1.93 per diluted share after tax.

Cash, Borrowings and Inventory

Cash as of July 29, 2023 was $37.4 million, compared with $44.9 million as of July 30, 2022. Total debt at the end of the second quarter of Fiscal 2024 was $131.5 million compared with $48.9 million at the end of last year’s second quarter. Inventories decreased 3% on a year over year basis, primarily reflecting a decrease in Journeys inventory, partially offset by increased inventory for the Johnston & Murphy and Schuh businesses to support higher levels of sales, while Genesco Brands inventories were flat.

Capital Expenditures and Store Activity

For the second quarter this year, capital expenditures were $18 million, related primarily to digital and omnichannel initiatives and retail stores. Depreciation and amortization was $12 million. During the quarter, the Company opened ten stores and closed 31 stores. The Company ended the quarter with 1,375 stores compared with 1,412 stores at the end of the second quarter last year, or a decrease of 3%. Square footage was down 1% on a year-over-year basis.

Share Repurchases

The Company repurchased 1,006,295 shares during the second quarter of Fiscal 2024 at a cost of $22.9 million or an average of $22.71 per share. The Company currently has $52.1 million remaining on its expanded share repurchase authorization announced in June 2023.

Store Closing and Cost Savings Update

•
The Company expects to close approximately 100 Journeys stores in Fiscal 2024
•
The Company anticipates up to $40 million in cost reductions by the end of Fiscal 2025, with approximately $20 million realized in Fiscal 2024

Reaffirms Fiscal 2024 EPS Outlook

For Fiscal 2024, the Company:

•
Now expects sales to be down 2% to 4%, or down 3% to 5% excluding the 53rd week this year, compared to Fiscal 2023
•
Continues to expect adjusted diluted earnings per share from continuing operations in the range of $2.00 to $2.50, with an expectation that EPS will be near the mid-point of the range 2
•
Guidance assumes no further share repurchases and a tax rate of 24%

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of second quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on August 31, 2023, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores.

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; our ability to renew our license agreements; the effects of the British decision to exit the European Union, impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,400 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 2		Quarter 2
	July 29, 2023	% of Net Sales	July 30, 2022	% of Net Sales
Net sales	$523,027	100.0%	$535,332	100.0%
Cost of sales	273,507	52.3%	281,018	52.5%
Gross margin	249,520	47.7%	254,314	47.5%
Selling and administrative expenses	259,520	49.6%	245,103	45.8%
Goodwill impairment	28,453	5.4%	—	0.0%
Asset impairments and other, net	174	0.0%	129	0.0%
Operating income (loss)	(38,627)	-7.4%	9,082	1.7%
Other components of net periodic benefit cost	148	0.0%	50	0.0%
Interest expense, net	2,383	0.5%	405	0.1%
Earnings (loss) from continuing operations before income taxes	(41,158)	-7.9%	8,627	1.6%
Income tax expense (benefit)	(9,526)	-1.8%	976	0.2%
Earnings (loss) from continuing operations	(31,632)	-6.0%	7,651	1.4%
Loss from discontinued operations, net of tax	(33)	0.0%	(8)	0.0%
Net Earnings (Loss)	$(31,665)	-6.1%	$7,643	1.4%
Basic earnings (loss) per share:
Before discontinued operations	$(2.79)		$0.60
Net earnings (loss)	$(2.79)		$0.60
Diluted earnings (loss) per share:
Before discontinued operations	$(2.79)		$0.59
Net earnings (loss)	$(2.79)		$0.59
Weighted-average shares outstanding:
Basic	11,344		12,813
Diluted	11,344		13,009

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Six Months Ended		Six Months Ended
	July 29, 2023	% of Net Sales	July 30, 2022	% of Net Sales
Net sales	$1,006,359	100.0%	$1,056,080	100.0%
Cost of sales	528,031	52.5%	550,322	52.1%
Gross margin	478,328	47.5%	505,758	47.9%
Selling and administrative expenses	511,017	50.8%	488,584	46.3%
Goodwill impairment	28,453	2.8%	—	0.0%
Asset impairments and other, net	482	0.0%	(154)	0.0%
Operating income (loss)	(61,624)	-6.1%	17,328	1.6%
Other components of net periodic benefit cost	240	0.0%	148	0.0%
Interest expense, net	4,034	0.4%	702	0.1%
Earnings (loss) from continuing operations before income taxes	(65,898)	-6.5%	16,478	1.6%
Income tax expense (benefit)	(15,391)	-1.5%	3,858	0.4%
Earnings (loss) from continuing operations	(50,507)	-5.0%	12,620	1.2%
Loss from discontinued operations, net of tax	(48)	0.0%	(30)	0.0%
Net Earnings (loss)	$(50,555)	-5.0%	$12,590	1.2%
Basic earnings (loss) per share:
Before discontinued operations	$(4.36)		$0.98
Net earnings (loss)	$(4.37)		$0.98
Diluted earnings (loss) per share:
Before discontinued operations	$(4.36)		$0.96
Net earnings (loss)	$(4.37)		$0.95
Weighted-average shares outstanding:
Basic	11,581		12,887
Diluted	11,581		13,189

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 2		Quarter 2
	July 29, 2023	% of Net Sales	July 30, 2022	% of Net Sales
Sales:
Journeys Group	$287,275	54.9%	$321,332	60.0%
Schuh Group	122,799	23.5%	101,518	19.0%
Johnston & Murphy Group	77,785	14.9%	74,818	14.0%
Genesco Brands Group	35,168	6.7%	37,664	7.0%
Net Sales	$523,027	100.0%	$535,332	100.0%
Operating Income (Loss):
Journeys Group	$(14,878)	-5.2%	$9,222	2.9%
Schuh Group	8,416	6.9%	2,094	2.1%
Johnston & Murphy Group	2,666	3.4%	3,212	4.3%
Genesco Brands Group	1,851	5.3%	685	1.8%
Corporate and Other(1)	(8,229)	-1.6%	(6,131)	-1.1%
Goodwill Impairment	(28,453)	-5.4%	—	0.0%
Operating income (loss)	(38,627)	-7.4%	9,082	1.7%
Other components of net periodic benefit cost	148	0.0%	50	0.0%
Interest, net	2,383	0.5%	405	0.1%
Earnings (loss) from continuing operations before income taxes	(41,158)	-7.9%	8,627	1.6%
Income tax expense (benefit)	(9,526)	-1.8%	976	0.2%
Earnings (loss) from continuing operations	(31,632)	-6.0%	7,651	1.4%
Loss from discontinued operations, net of tax	(33)	0.0%	(8)	0.0%
Net Earnings (Loss)	$(31,665)	-6.1%	$7,643	1.4%

(1)
Includes a $0.2 million charge and $0.1 million charge in the second quarter of Fiscal 2024 and Fiscal 2023, respectively, for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Six Months Ended		Six Months Ended
	July 29, 2023	% of Net Sales	July 30, 2022	% of Net Sales
Sales:
Journeys Group	$559,465	55.6%	$635,777	60.2%
Schuh Group	215,904	21.5%	189,677	18.0%
Johnston & Murphy Group	160,412	15.9%	145,834	13.8%
Genesco Brands Group	70,578	7.0%	84,792	8.0%
Net Sales	$1,006,359	100.0%	$1,056,080	100.0%
Operating Income (Loss):
Journeys Group	$(33,240)	-5.9%	$24,152	3.8%
Schuh Group	6,626	3.1%	(652)	-0.3%
Johnston & Murphy Group	7,472	4.7%	3,762	2.6%
Genesco Brands Group	1,819	2.6%	4,478	5.3%
Corporate and Other(1)	(15,848)	-1.6%	(14,412)	-1.4%
Goodwill Impairment	(28,453)	-2.8%	—	0.0%
Operating income (loss)	(61,624)	-6.1%	17,328	1.6%
Other components of net periodic benefit cost	240	0.0%	148	0.0%
Interest, net	4,034	0.4%	702	0.1%
Earnings (loss) from continuing operations before income taxes	(65,898)	-6.5%	16,478	1.6%
Income tax expense (benefit)	(15,391)	-1.5%	3,858	0.4%
Earnings (loss) from continuing operations	(50,507)	-5.0%	12,620	1.2%
Loss from discontinued operations, net of tax	(48)	0.0%	(30)	0.0%
Net Earnings (Loss)	$(50,555)	-5.0%	$12,590	1.2%

(1)
Includes a $0.5 million charge in the first six months of Fiscal 2024 for asset impairments. Includes a $0.2 million gain in the first six months of Fiscal 2023 which includes a $0.7 million gain on the termination of the pension plan, partially offset by $0.5 million for asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	July 29, 2023	July 30, 2022
Assets
Cash	$37,416	$44,939
Accounts receivable	50,351	42,782
Inventories	491,118	507,236
Other current assets(1)	45,983	99,455
Total current assets	624,868	694,412
Property and equipment	244,090	220,742
Operating lease right of use assets	476,715	491,412
Goodwill and other intangibles	37,669	66,029
Non-current prepaid income taxes	55,028	—
Other non-current assets	56,389	27,125
Total Assets	$1,494,759	$1,499,720

Liabilities and Equity
Accounts payable	$166,504	$226,779
Current portion operating lease liabilities	137,369	135,571
Other current liabilities	78,707	80,266
Total current liabilities	382,580	442,616
Long-term debt	131,544	48,872
Long-term operating lease liabilities	403,413	413,416
Other long-term liabilities	44,203	34,283
Equity	533,019	560,533
Total Liabilities and Equity	$1,494,759	$1,499,720

(1) Includes prepaid income taxes of $21.3 million and $69.7 million at July 29, 2023 and and July 30, 2022, respectively.

GENESCO INC.

Store Count Activity

	Balance 01/29/22	Open	Close	Balance 01/28/23	Open	Close	Balance 07/29/23
Journeys Group	1,135	22	27	1,130	19	54	1,095
Schuh Group	123	4	5	122	2	0	124
Johnston & Murphy Group	167	2	11	158	1	3	156
Total Retail Stores	1,425	28	43	1,410	22	57	1,375

GENESCO INC.

Store Count Activity

	Balance 04/29/23	Open	Close	Balance 07/29/23
Journeys Group	1,115	9	29	1,095
Schuh Group	123	1	0	124
Johnston & Murphy Group	158	0	2	156
Total Retail Stores	1,396	10	31	1,375

GENESCO INC.

Comparable Sales(1)

	Quarter 2		Six Months Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Journeys Group	-11%	-8%	-12%	NA
Schuh Group	17%	9%	15%	NA
Johnston & Murphy Group	12%	17%	15%	NA
Total Comparable Sales	-2%	-2%	-4%	NA
Same Store Sales	-6%	-2%	-7%	NA
Comparable Direct Sales	14%	-3%	11%	-16%

(1)
As a result of store closures in response to the COVID-19 pandemic during the first quarter of Fiscal 2022, and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company did not include comparable sales for the first six months of Fiscal 2023, except for comparable direct sales, as it felt that overall sales was a more meaningful metric last year.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended July 29, 2023 and July 30, 2022

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 2			Quarter 2
	July 29, 2023			July 30, 2022
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(31,632)	$(2.79)		$7,651	$0.59
Asset impairments and other adjustments:
Asset impairment charges	$174	134	0.01	$129	98	0.01
Goodwill impairment charge	28,453	21,858	1.93	—	—	0.00
Gain on pension termination	—	—	0.00	—	(7)	0.00
Expenses related to new HQ building	—	—	0.00	762	583	0.04
Total asset impairments and other adjustments	$28,627	21,992	1.94	$891	674	0.05
Income tax expense adjustments:
Tax impact share based awards		1,058	0.09		(663)	(0.05)
Other tax items		(1,014)	(0.09)		4	0.00
Total income tax expense adjustments		44	0.00		(659)	(0.05)
Adjusted earnings (loss) from continuing operations (1) and (2)		$(9,596)	$(0.85)		$7,666	$0.59

(1)
The adjusted tax rate for the second quarter of Fiscal 2024 and 2023 is 23.4% and 19.5%, respectively.

(2)
EPS reflects 11.3 million and 13.0 million share count for the second quarter of Fiscal 2024 and 2023, respectively, which includes common stock equivalents in the second quarter last year but not in this year due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Three Months Ended July 29, 2023 and July 30, 2022

	Quarter 2 - July 29, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(14,878)	$—	$(14,878)
Schuh Group	8,416	—	8,416
Johnston & Murphy Group	2,666	—	2,666
Genesco Brands Group	1,851	—	1,851
Goodwill Impairment	(28,453)	28,453	—
Corporate and Other	(8,229)	174	(8,055)
Total Operating Loss	$(38,627)	$28,627	$(10,000)
% of sales	-7.4%		-1.9%

	Quarter 2 - July 30, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$9,222	$—	$9,222
Schuh Group	2,094	—	2,094
Johnston & Murphy Group	3,212	—	3,212
Genesco Brands Group	685	—	685
Corporate and Other	(6,131)	891	(5,240)
Total Operating Income	$9,082	$891	$9,973
% of sales	1.7%		1.9%

	Quarter 2
In Thousands	July 29, 2023	July 30, 2022
Selling and administrative expenses, as reported	$259,520	$245,103

Expenses related to new HQ building	—	(762)
Total adjustments	—	(762)
Adjusted selling and administrative expenses	259,520	244,341
% of sales	49.6%	45.6%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Six Months Ended July 29, 2023 and July 30, 2022

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Six Months			Six Months
	July 29, 2023			July 30, 2022
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(50,507)	$(4.36)		$12,620	$0.96
Asset impairments and other adjustments:
Asset impairment charges	$482	367	0.03	$541	457	0.03
Goodwill impairment charge	28,453	21,858	1.89	—	—	0.00
Gain on pension termination	—	—	0.00	(695)	(518)	(0.04)
Expenses related to new HQ building	—	—	0.00	2,288	1,705	0.13
Total asset impairments and other adjustments	$28,935	22,225	1.92	$2,134	1,644	0.12
Income tax expense adjustments:
Tax impact share based awards		1,011	0.09		(663)	(0.05)
Other tax items		(1,069)	(0.10)		1	0.00
Total income tax expense adjustments		(58)	(0.01)		(662)	(0.05)
Adjusted earnings (loss) from continuing operations (1) and (2)		$(28,340)	$(2.45)		$13,602	$1.03

(1)
The adjusted tax rate for the first six months of Fiscal 2024 and 2023 is 23.3% and 26.9%, respectively.

(2)
EPS reflects 11.6 million and 13.2 million share count for the first six months of Fiscal 2024 and 2023, respectively, which includes common stock equivalents in the first six months last year but not in this year due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Six Months Ended July 29, 2023 and July 30, 2022

	Six Months July 29, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(33,240)	$—	$(33,240)
Schuh Group	6,626	—	6,626
Johnston & Murphy Group	7,472	—	7,472
Genesco Brands Group	1,819	—	1,819
Goodwill Impairment	(28,453)	28,453	—
Corporate and Other	(15,848)	482	(15,366)
Total Operating Loss	$(61,624)	$28,935	$(32,689)
% of sales	-6.1%		-3.2%

	Six Months July 30, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$24,152	$—	$24,152
Schuh Group	(652)	—	(652)
Johnston & Murphy Group	3,762	—	3,762
Genesco Brands Group	4,478	—	4,478
Corporate and Other	(14,412)	2,134	(12,278)
Total Operating Income	$17,328	$2,134	$19,462
% of sales	1.6%		1.8%

	Six Months
In Thousands	July 29, 2023	July 30, 2022
Selling and administrative expenses, as reported	$511,017	$488,584

Expenses related to new HQ building	—	(2,288)
Total adjustments	—	(2,288)
Adjusted selling and administrative expenses	511,017	486,296
% of sales	50.8%	46.0%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings (Loss) from Continuing Operations

Fiscal Year Ending February 3, 2024

In millions (except per share amounts)	High Guidance Fiscal 2024		Low Guidance Fiscal 2024
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings (loss) from continuing operations	$5.6	$0.49	$(0.40)	$(0.04)
Asset impairments and other adjustments:
Asset impairments and other matters	0.9	0.08	1.3	0.11
Goodwill impairment	21.9	1.93	21.9	1.93
Total asset impairments and other adjustments (1)	22.8	2.01	23.2	2.04
Adjusted forecasted earnings from continuing operations (2)	$28.4	$2.50	$22.8	$2.00

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2024 is approximately 24%.
(2)
EPS reflects 11.4 million share count for Fiscal 2024 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.